Exhibit 4.57

Subrogation Agreement

Transferor (hereinafter referred to as Part A): Zhongshan Mingyang Electrical Appliance Co., LTD.

Location: Daling Administration Zone, Torch Development Park, Zhongshan, Guangdong

Transferee (hereinafter referred to as Party B): Guangdong Mingyang Wind Power Industry Group Co., LTD.

Location: Mingyang Industrial Park, Jianye Road, Torch Development Zone, Zhongshan, Guangdong Province

WHEREAS, Party B being actual executor of the Inner Mongolia Damaoqi Wind Power Farm, an agreement is hereby entered into by and between Party A and Party B through amicable consultation, to transfer the right as a creditor of RMB63,200,000 from Party A to Party B.

1.	Party A will transfer its right to Party B to collect an aggregate of RMB63,200,000, including interests and late payment penalty, outstanding amount payable by Guangdong Yudean Zhanjiang Wind Power Co., Ltd. arising from the Yudean Zhanjiang Xuwen Wind Power Project.

2.	After signing this Agreement, Party B, substituting Party A, assumes the creditor’s right under the Inner Mongolia Damaoqi Wind Power Farm project. Party A shall inform Guangdong Yudean Zhanjiang Wind Power Co., Ltd. about the transfer within 30 days after signing this Agreement.

3.	This Agreement is prepared in triplicate, with Party A and Party B each holding one copy and one copy as attachment of notice sent by Party A to Guangdong Yudean Zhanjiang Wind Power Co., Ltd.

4.	This Agreement shall enter into force as of the date of signing and sealing.

Party A: Zhongshan Mingyang Electrical Appliance CO., LTD. Signature of Representative:	Party B: Guangdong Mingyang Wind Power Group CO., LTD. Signature of Representative: